Exhibit 16.1

Eddie Chin, Chartered Accountant

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      PCAOB REGISTERED

Sept. 28, 2011

U. S. Securities and Exchange Commission

450 Fifth Street NW

Washington DC  20549

Re:   Book Merge Technology, Inc.

Dear Sirs:

We were previously the principal auditors for Book Merge Technology, Inc. and we reported on the financial statements of Book Merge Technology, Inc. for the period from October 1, 2010 to March 30, 2011.  We have read Book Merge Technology, Inc.'s statements under Item 4 of its Form 8-K, dated Sept. 28, 2011, and we agree with such statements.

For the most recent fiscal period through to Sept. 28, 2011, there have been no disagreements between Book Merge Technology, Inc. and Eddie Chin, Chartered Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Eddie Chin, Chartered Accountant would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

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Eddie Chin, Chartered Accountant

Thornhill, Ontario